Exhibit (d)(2)

CONFIDENTIAL

AMCOL International Corporation

2870 Forbs Avenue

Hoffman Estates, Illinois 60192

December 12, 2013

Imerys SA

154 rue de l’Université

75007 Paris, France

Attention: Guillaume Cadiou

Dear Sir or Madam:

In connection with the consideration of a possible negotiated transaction (the “Transaction”) involving Imerys SA (“you”) or your affiliates and AMCOL International Corporation (the “Company”), you have requested information regarding the Company. As a condition to any information regarding the Company being furnished to you, you agree to treat any Evaluation Material (as defined below), and to take or abstain from taking certain other actions, in accordance with the provisions of this letter agreement.

1.	Definitions

1.1 Evaluation Material. The term “Evaluation Material” shall mean all information, data, reports, interpretations, forecasts, business plans and records, financial or otherwise, and whether written, oral, electronic, visual or otherwise (whatever the form or storage medium), concerning or related to the Company, any of its affiliates, subsidiaries or joint ventures, or any of the businesses, properties, products, intellectual property, product designs and plans, technical know-how, marketing information, services, costs and pricing information, methods of operation, employees, financial condition, operations, assets, liabilities, results of operations and/or prospects of any of the foregoing (whether prepared by the Company, any of its Representatives (as defined below) or otherwise) that previously has been or may be furnished to you or any of your Representatives by or on behalf of the Company or any of its Representatives (collectively, “Information”), as well as all notes, analyses, compilations, summaries, extracts, studies, interpretations or other materials prepared by you or any of your Representatives that contain, reflect or are based upon, in whole or in part, any such Information, and in each case regardless of whether or not specifically marked as confidential. The term “Evaluation Material” does not include Information that (i) is or becomes generally available to the public (other than as a result of a disclosure by you or any of your Representatives in violation of this letter agreement or any other obligation of confidentiality) or (ii) was within your possession prior to it being furnished to you by or on behalf of the Company or any of its Representatives (as can be demonstrated by you with dated materials) or thereafter becomes available to you, in either case without, to your knowledge, being subject to any contractual, legal, fiduciary or other obligation of confidentiality to the Company or any other person with respect to such Information, or is independently developed by you or your Representatives without reliance on the Evaluation Material. The term “Evaluation Material” shall include, without limitation, the existence of a possible Transaction, your interest in a possible Transaction, the fact that Evaluation Material has been made available to you or any of your Representatives, the fact that discussions or negotiations have taken place, are taking place or may take place concerning a possible Transaction or any similar transaction or any of the terms, conditions or other facts with respect thereto (including, without limitation, the status thereof and any drafts of any term sheets, letters of intent or agreements related to the Transaction), and the existence and terms of this letter agreement. You acknowledge and agree that the Evaluation Material may include Information made available to the Company or any of its Representatives pursuant to confidentiality agreements or other obligations of confidentiality between the Company and/or one or more of its Representatives and third parties.

1.2 Other Definitions. As used in this letter agreement, (i) the term “Representatives” means, with respect to any person, such person’s affiliates and joint ventures and any of the foregoing persons’ respective partners, members, managers, directors, officers, employees, agents, financial advisors, legal counsel and accountants, it being specified that for the purposes of this letter agreement entities and/or individuals controlling directly or indirectly Imerys SA (and their affiliates which are not subsidiaries of Imerys SA) shall not be considered to be Representatives of Imerys if they have not been provided with any Evaluation Material, (ii) the term “person” shall be broadly interpreted to include the media and any individual, corporation, partnership, limited liability company, group, governmental authority or other entity, and (iii) the term “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any existing or prospective debt or equity financing sources, partners and other co-investors for the Transaction shall not be deemed “Representatives” unless and until, prior to contacting such financing sources, partners or other co-investors, the Company has consented in writing to such persons being contacted by you or your Representatives for such purposes.

2.	Evaluation Material

2.1 Nondisclosure of Evaluation Material. You hereby agree that you shall, and you shall direct your Representatives to: (i) use the Evaluation Material solely for the purpose of evaluating your possible participation in the Transaction, (ii) keep the Evaluation Material strictly confidential in accordance with the terms of this letter agreement, and (iii) without the prior written consent of the Company, not disclose any of the Evaluation Material to any person; provided, however, that you may disclose any of the Evaluation Material to your Representatives who has a reasonable need to know such Information for the sole purpose set forth in clause (i) above. You hereby agree to notify the Company promptly upon discovery of any unauthorized use or disclosure of Evaluation Material or any other breach of this letter agreement by you or any of your Representatives, and will cooperate with the Company to assist the Company to regain possession of the Evaluation Material and prevent its further unauthorized use or disclosure.

2.2 Compulsory Disclosure. In the event that you or any of your Representatives receives a request (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose, or are otherwise required by law or any rule of any securities exchange to which you or any of your Representatives is subject (“Law”), any of the Evaluation Material, you shall (x) to the extent legally permissible, provide the Company with prompt written notice of such request or requirement, along with, to the extent applicable, a copy of the request and the proposed disclosure, the circumstances surrounding such request or requirement, the reason that such disclosure is required and the time and place such disclosure is expected to be made, in each case with sufficient specificity so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement, and (y) if requested by the Company, assist the Company, at the Company’s expense, if any, in seeking a protective order or other appropriate remedy in response to such request or requirement. Without limiting the generality of the foregoing, you shall not, and shall direct your Representatives not to, oppose any action by the Company to obtain such a protective order or other remedy. Notwithstanding Paragraph 2.1 hereof, if, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you are, or any of your Representatives is, nonetheless, on the advice of your counsel (including in-house counsel), required by Law to disclose any Evaluation Material, you or such Representative may disclose to the applicable tribunal or other person only that portion of the Evaluation Material which such counsel advises you is required by Law to be disclosed, provided that you, and, if appropriate, such Representative, exercise your reasonable best efforts to continue to preserve, and have such tribunal or other person preserve, the confidentiality of such Evaluation Material. Notwithstanding any disclosure of Evaluation Material pursuant to this Paragraph 2.2, you and your Representatives will continue to be bound by your and their obligations of confidentiality (including, without limitation, with respect to any Evaluation Material disclosed pursuant to this Paragraph 2.2) and other obligations hereunder. Notwithstanding the foregoing, you are not required to notify the Company if disclosure of Evaluation Material is made to a regulatory agency, self-regulatory organization or governmental agency in the course of such authority’s routine examinations or inspections not targeted at the Company or the Transaction and any such disclosure shall be permitted.

2.3 Privileges. Neither the Company nor the board of directors of the Company (the “Company Board”) intends to waive, or to cause any of its Representatives to waive, the attorney-client, attorney work product or other applicable privilege of the Company, the Company Board or any of the Company’s subsidiaries, affiliates or joint ventures (any of the foregoing, a “Privilege”) by providing any Evaluation Material subject to a Privilege, and any production by the Company, the Company Board or any of their Representatives of such Information shall be inadvertent. Accordingly, you agree that a production to you or any of your Representatives by the Company, the Company Board or any of their Representatives of Evaluation Material protected by a Privilege shall not constitute a waiver of any such Privilege by any person, and you agree that, upon request by the Company, the Company Board or any of their Representatives, you will, and you will direct your Representatives to, immediately return and/or destroy such inadvertently produced Evaluation Material.

2.4 Information Request Procedures; No Contact. You agree that, without the prior written consent of the Company, all communications from you or your Representatives regarding the proposed Transaction, including, without limitation, inquiries, requests for additional information, requests for access to personnel or other business contacts, requests for facility tours or discussions or questions regarding procedures, will be submitted only to the representatives of Goldman Sachs & Co. identified to you by the Company or to such other person or persons as specifically designated in writing by the Company for such purposes. You agree that you will not, and you will direct your Representatives not to, initiate or maintain contact with (i) subject to the preceding sentence, the Company’s Representatives, regarding any matters related to the possible Transaction, or (ii) any customer, supplier, licensor, licensee or other business partner of the Company or any of its subsidiaries or affiliates with respect to any matters related to a possible Transaction with the Company.

2.5 Return and Destruction of Evaluation Material. If you decide that you do not wish to participate in the Transaction, you will promptly inform the Company of that decision. At any time upon the request of the Company for any reason, you will promptly deliver to the Company or destroy all Evaluation Material, in each case without keeping any copies, in whole or part thereof in any medium whatsoever; provided, however, that you and your Representatives shall be entitled to retain the minimum number of copies of the Evaluation Material to the extent necessary to comply with applicable Law and the minimum number of copies of your own work product as prepared for the corporate organs of your company to be retained in accordance with your customary corporate documents retention policy, which shall be used solely for such purposes, and you shall not be required to destroy or delete Evaluation Material or computer models, electronic files, or other electronic material prepared by your or your Representatives on your or their behalf which have been backed up or archived in the ordinary course of business and which incorporate Evaluation Material (which Evaluation Material shall remain subject to the terms of this letter agreement). In the event of such a decision or request, you shall cause one of your authorized officers to deliver to the Company a certificate stating that you have complied with all of the requirements of this Paragraph 2.5. Notwithstanding the return or the destruction of the Evaluation Material or the termination of discussions regarding the Transaction, you and your Representatives will continue to be bound by your and their obligations of confidentiality (including, without limitation, with respect to any Evaluation Material destroyed or returned pursuant to this Paragraph 2.5 or any Evaluation Material retained pursuant to the proviso to the first sentence of this Paragraph 2.5) and other obligations hereunder.

2.6 Accuracy of Evaluation Material. You understand and agree that none of the Company, the Company Board or any of their Representatives is making or shall be deemed to make or have made any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that none of the Company, the Company Board or any of their Representatives shall have any liability to you or any of your Representatives relating to or resulting from the use of the Evaluation Material, including, without limitation, for any conclusions that you, any of your Representatives or any other person derive from the Evaluation Material. Only those representations or warranties that are made in a final definitive written agreement providing for the Transaction (which, for avoidance of doubt, shall not include a term sheet, letter of intent or other similar instrument) (a “Definitive Transaction Agreement”), when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

2.7 Ownership of Evaluation Material. Nothing herein, nor any disclosure contemplated hereby, shall be deemed to transfer to you or any other person any interest in, or confer in you or any other person any right (including, without limitation, intellectual property right) over, the Evaluation Material whatsoever beyond those interests and rights expressly provided for in this letter agreement.

2.8 Term. The obligations of each party hereto set forth in this Paragraph 2 shall terminate and be of no further force or effect on the date that is two (2) years from the date hereof.

3.	Non-Solicitation

You hereby agree that, for a period of one (1) year from the date hereof, neither you nor your Representatives (other than third party advisors taking action on behalf of an unrelated person without breach of any of the other terms of this letter agreement) will, directly or indirectly, without obtaining the prior written consent of the Company, solicit for employment, any (i) current officers of the Company (or officers who left the company less than 3 years ago) or (ii) employees of the Company or any of its affiliates whom you meet in connection with your evaluation of a possible Transaction; provided, however, that the restriction on solicitation above shall not restrict your ability to conduct generalized searches for officers or employees by use of advertisements on publicly available websites or in periodicals of general circulation (and any hiring as a result thereof).

4.	Securities Laws

You understand and agree that you are aware, and that you will advise your Representatives, that the United States federal and state securities laws prohibit, and certain foreign laws may prohibit, any person who has material, non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that the person is likely to purchase or sell such securities. You will, and will direct your Representatives to, comply with U.S. federal and state securities laws and foreign laws in connection with the receipt of Evaluation Material contemplated hereby.

5.	Standstill

You hereby agree that, for a period of one year from the date hereof, you and your affiliates will not (and neither you nor your affiliates will assist, or provide or arrange financing to or for, others in order to), directly or indirectly, acting alone or in concert with others, unless specifically invited on an unsolicited basis in advance by the Company: (i) acquire or agree, offer, seek or propose to acquire (or request permission to do so) ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the assets (other than in the ordinary course of business) or businesses of the Company or any securities issued by the Company, or any option or other right to acquire such ownership (including from a third party); (ii) seek or propose to influence or control the management or the policies of the Company or to obtain representation on the board of directors (or any committee thereof) of the Company, or solicit or participate in the solicitation of any proxies or consents with respect to any securities of the Company; (iii) seek or propose to have called, or cause to be called, any meeting of stockholders of the Company; (iv) enter into any discussions, negotiations, arrangements or understandings with any third party (excluding for the avoidance of doubt the Representatives) with respect to any of the foregoing; (v) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities; (vi) propose or seek to propose any business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the

Company or any of its subsidiaries; (vii) disclose any intention, plan or arrangement inconsistent with any of the foregoing; or (viii) seek to have the Company amend or waive any provision of this paragraph. You agree to advise the Company promptly of any inquiry or proposal made to it with respect to any of the foregoing. You further agree that, during the period referred to in the first sentence of this paragraph, neither you nor any of your affiliates will, without the written consent of the Company, take any initiative or other action with respect to the Company or any of the subsidiaries of the Company that is reasonably likely to require the Company to make a public announcement regarding (i) such initiative or other action, (ii) any of the activities, events or circumstances referred to in the preceding sentences of this paragraph, (iii) the possibility of a Transaction or any similar transaction between the Company and any particular party or (iv) the possibility of you or any other person acquiring control of the Company, whether by means of a business combination or otherwise. You represents to the Company that neither you nor any of your affiliates (other than individuals in their individual accounts and in de minimis amounts) owns (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) any securities of the Company as of the date hereof.

6.	Miscellaneous

6.1 Breach. You shall be responsible for ensuring that your Representatives adhere to the terms of this letter agreement as if such persons were original parties hereto, you shall be responsible for any breach of this letter agreement by you or any of your Representatives, and you agree, at your sole expense, to take all reasonable measures to avoid any prohibited or unauthorized disclosure or use of the Evaluation Material or other breach of this letter agreement by any of your Representatives. The foregoing obligation shall not limit the remedies available to the Company for any breach of this letter agreement by any of your Representatives.

6.2 Process. You understand and agree that: (i) unless and until a Definitive Transaction Agreement has been executed and delivered by the Company and you, none of the Company, the Company Board and their Representatives will be under any legal obligation of any kind whatsoever with respect to the Transaction, and except as arising pursuant to such a Definitive Transaction Agreement, neither you nor any of your Representatives shall have, and you hereby waive for yourself and on their behalf, any claims whatsoever against the Company, the Company Board and each of their Representatives arising out of or relating to the Transaction; (ii) no Information provided, including any statements made, to you or any of your Representatives prior to, in the course of or for the purpose of negotiations relating to a Transaction, will constitute an offer by the Company or on the Company’s behalf, nor will you or any of your Representatives claim that any such Information forms the basis of any contract or agreement (including, without limitation, an agreement in principle), to engage in any transaction with you, and you hereby waive any claims to the contrary; (iii) the Company Board and the Company reserve the right, in their sole discretion, to both reject any and all proposals made by you or any of your Representatives with regard to a Transaction and to terminate discussions and negotiations with you or any of your Representatives at any time for any reason or no reason; (iv) the Company, the Company Board and their Representatives may enter into negotiations and discussions with any other parties for a possible transaction in lieu of the Transaction with you and enter into a definitive agreement with respect thereto without prior notice to you or any of your Representatives; (v) the Company Board and the Company may change in any way in their sole discretion the Company’s processes or procedures for considering the Transaction or any transaction in lieu of the Transaction without prior notice to you or any of your Representatives; and (vi) the Company Board and the Company retain the right to determine, in their sole discretion, what Information it will make available to you or any of your Representatives.

6.3 Modification and Waiver. This letter agreement may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving this letter agreement. It is understood and agreed that no failure or delay by the Company, or the Company Board on behalf of the Company, in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

6.4 Severability. The illegality, invalidity or unenforceability of any provision of this letter agreement in any jurisdiction shall not affect the legality, validity or enforceability of any other provision of this letter agreement or the legality, validity or enforceability of such provision of this letter agreement in any other jurisdiction. In the event that any of the provisions of this letter agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be deemed limited or eliminated only to the minimum extent necessary so that this letter agreement shall otherwise remain in full force and effect.

6.5 Entire Agreement. This letter agreement contains the entire agreement between the Company and you concerning the subject matter hereof and supersedes all previous agreements, written or oral, to the extent relating to the exchange of Evaluation Material contemplated hereby or any consideration, discussions or negotiations of a Transaction.

6.6 Remedies. It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and, in addition to all other remedies that the Company and its Representatives may have at law or in equity and without limiting any of the foregoing, the Company and any of its Representatives shall be entitled to seek equitable relief, including, without limitation, an injunction and specific performance, as a remedy for any such breach and you hereby waive any requirement for the securing or posting of any bond in connection with such remedy. Notwithstanding anything to the contrary contained in this letter agreement and without limiting any of the Company’s other rights and remedies available in connection with this letter agreement, in the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that this letter agreement has been breached by either party, the non-prevailing party shall pay to the prevailing party its reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with such litigation.

6.7 Governing Law; Venue. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware of the United States of America, without giving effect to the conflicts of law provisions thereof. The parties hereto hereby irrevocably and unconditionally consent to the sole and exclusive jurisdiction of, and waive any objection to the laying of venue in, the U.S. federal and state courts sitting in the City of Wilmington (collectively, the “Delaware Courts”) for any action, suit or proceeding arising out of or relating to this letter agreement, and agree not to commence any action, suit or proceeding related thereto except in a Delaware Court. Each of the parties hereto further agrees that service of any process, summons, notice or document by registered mail to its address set forth on the first page of this letter agreement shall be effective service of process for any action, suit or proceeding brought against it in any Delaware Court.

6.8 Assignment; Binding Effect. You and the Company may not assign your rights or obligations under this letter agreement to any person. This letter agreement shall be binding upon you and your respective successors and permitted assigns and shall inure to the benefit of, and be enforceable by, the Company and its respective successors and assigns.

6.9 Expenses. All costs and expenses incurred in connection with this letter agreement and the consideration by the parties of the Transaction, including, without limitation, all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants, shall be paid by the party incurring such cost or expense.

6.10 Headings. Headings included in this letter agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect.

6.11 Counterparts; Signatures. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. This letter agreement or any counterpart may be executed and delivered by facsimile copies or electronic transmission, each of which shall be deemed to be an original.

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Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

AMCOL INTERNATIONAL CORPORATION

By:	/s/ Donald W. Pearson
Name:	Donald W. Pearson
Title:	SVP & CFO

Accepted and agreed as of this 12th day of December, 2013:

IMERYS SA

By:	/s/ Guillaume Cadiou
Name:	Guillaume Cadiou
Title:	Head of Strategy and Business Development